Exhibit 99.1

Osprey Technology Acquisition Corp. Announces Pricing of Upsized $275,000,000 Initial Public Offering

PHILADELPHIA, PA / October 31, 2019 / (GLOBE NEWSWIRE) / Osprey Technology Acquisition Corp. (the “Company”), a technology-focused special purpose acquisition entity formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its upsized initial public offering of 27,500,000 units at a price of $10.00 per unit, for gross proceeds to the Company of $275,000,000. The Company’s units are expected to be listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “SFTW.U” beginning on November 1, 2019. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “SFTW” and “SFTW.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The closing of the offering is anticipated to take place on or about November 5, 2019.

Credit Suisse Securities (USA) LLC is serving as the sole book-running manager and I-Bankers Securities, Inc. is serving as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,125,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission on October 31, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering was made by means of a prospectus, copies of which may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Jeffrey F. Brotman

Chief Financial Officer, Chief Legal Officer and Secretary

Osprey Technology Acquisition Corp.

(212) 920-1345